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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BioMed Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 dated August 6, 2004 of our reports on the balance sheet of BioMed Realty Trust, Inc. as of April 30, 2004; the financial statements of Inhale 201 Industrial Road, L.P. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003; the combined financial statements of Bernardo Properties as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003; and the statements of revenue and certain expenses of Bridgeview, Bayshore Boulevard, Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, which reports appear in the registration statement on Form S-11 of BioMed Realty Trust, Inc. (No. 333 -115204), and related prospectus dated August 6, 2004.

Our reports refer to the fact that the statements of revenue and certain expenses of Bridgeview, Bayshore Boulevard, Elliott Avenue, Landmark at Eastview and King of Prussia for the year ended December 31, 2003, were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of their revenue and expenses.

                                                     /s/ KPMG LLP

San Diego, California
August 6, 2004